EXHIBIT 99
FOR IMMEDIATE RELEASE	Contacts:	Tad Hutcheson (Media)
May 7, 2003		407.251.5578
		tad.hutcheson@airtran.com

		Arne Haak (Financial)
		407.251.3618

AirTran Holdings Closes $125 Million of Convertible Notes

     ORLANDO, Fla. (May 7, 2003) - AirTran Holdings, Inc., (NYSE: AAI), the parent company of AirTran Airways, Inc., today announced the closing of its offering of $125 million of 7% Convertible Notes due 2023 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.

     "We are pleased that we have been able to obtain this increased liquidity during one of the most difficult periods in aviation history," states Joe Leonard, chairman and chief executive officer. "This transaction is evidence of the confidence the market has in AirTran Airways."

     "The groundwork for this accomplishment is the daily commitment of the Crew Members of AirTran Airways in providing safe and Caring Customer Service on a daily basis," said Robert L. Fornaro, president and chief operating officer. "The completion of this transaction is another step in the continuing plan to provide for AirTran's long-term stability and security for the benefit of our shareholders and employees."

     These notes are convertible into AirTran Holdings, Inc., common stock at a conversion rate of 89.9281 shares per $1,000 principal amount of notes (equal to an initial conversion price of approximately $11.12 per share), subject to adjustment in certain circumstances. Holders of the notes may convert their notes only if: (i) the price of the AirTran Holdings Inc.'s common stock reaches a specified threshold; (ii) the trading price for the notes falls below certain thresholds; (iii) the notes have been called for redemption; or (iv) specified corporate transactions occur.

     AirTran Holdings, Inc., may redeem all or some of the notes for cash at any time on or after July 5, 2010, at a redemption price equal to the principal amount plus accrued and unpaid interest, if any, to the redemption date. Holders may require AirTran Holdings, Inc., to repurchase the notes on July 1 of 2010, 2013 and 2018 at a repurchase price equal to the principal amount plus accrued and unpaid interest, if any, to the repurchase date. AirTran Holdings, Inc., may elect to pay the repurchase price in cash or in shares of common stock, or a combination of both, subject to certain conditions.

     AirTran Holdings, Inc., plans to use the net proceeds from the offering for working capital and general corporate purposes.

     This announcement is neither an offer to sell nor a solicitation to buy any of these notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

     The notes were not and the common stock issuable upon conversion of the notes will not be registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

Editor's Note: The company issues financial statements quarterly. Statements regarding the Company's business model, continuous growth trends, strength of passenger demand and customers' response to our product are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company's ability to maintain current cost levels, commodity prices and actions by competitors, regulatory matters and general economic conditions. The Company disclaims any obligation to update or correct any of its forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company's SEC filings, including but not limited to the company's report on Form 10-K for the year ended December 31, 2002. Copies of this filing may be obtained by contacting the Company or the SEC.

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